EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CanWest Petroleum Corporation

We consent to the incorporation by reference in the registration statement dated on or about March 14, 2005 on Form S-8 of CanWest Petroleum Corporation (An Exploration Stage Company) of our auditors' report dated July 26, 2004 on the consolidated balance sheets of CanWest Petroleum Corporation as at April 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years ended April 30, 2004, 2003 and 2002 and the cumulative totals for the exploration stage operations from April 3, 1998 (inception) through April 30, 2004.

/s/ Pannell Kerr Forster
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Registered with the Public Company Accounting Oversight Board as
"Smythe Rateliffe"
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada
March 17, 2004